As filed with the Securities and Exchange Commission on February 18, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEMAND MEDIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-4731239
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1299 Ocean Avenue, Suite 500

Santa Monica, California 90401

(Address of Principal Executive Offices including Zip Code)

Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan

Demand Media, Inc. 2010 Incentive Award Plan

Demand Media, Inc. 2010 Employee Stock Purchase Plan

(Full Title of the Plan)

Matthew P. Polesetsky, Esq. Daniel J. Weinrot, Esq. Demand Media, Inc. 1299 Ocean Avenue, Suite 500 Santa Monica, California 90401 (310) 394-6400	Copy To: W. Alex Voxman, Esq. Robert A. Koenig, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071-1560 (213) 485-1234

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  Check one:

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☒	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share:
2010 Incentive Award Plan	19,578,954	(2)	$21.66	(3)	$424,118,712.46	$49,240.18
2010 Employee Stock Purchase Plan	10,000,000	(4)	$20.55	(5)	$205,500,000.00	$23,858.55
Amended and Restated 2006 Equity Incentive Plan	12,299,910	(6)	$5.64	(7)	$69,371,492.40	$8,054.03
TOTAL:	41,878,864				$698,990,204.86	$81,152.76

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”), the Demand Media, Inc. 2010 Incentive Award Plan (the “2010 Plan”) and the Demand Media, Inc. 2010 Employee Stock Purchase Plan (the “ESPP”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.

(2)

Represents 19,578,954 shares of common stock available for future issuance under the 2010 Plan as of February 15, 2011, which number consists of (a) 12,838,642 shares of common stock available for future grants under the 2010 Plan and (b) 6,740,312 shares of common stock subject to outstanding awards under the 2010 Plan. To the extent outstanding awards under the 2006 Plan are forfeited or lapse unexercised and which following the effective date of the 2010 Plan are not issued under the 2006 Plan, the shares of common stock subject to such awards will be available for future issuance under the 2010 Plan. See footnote 6 below.

(3)

With respect to shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $21.66, which is the weighted average of (i) $20.55 per share, which is the average of the high and low prices for the Registrant’s common stock as reported on the New York Stock Exchange on February 15, 2011 and (ii) $23.78 per share, which is the weighted average exercise price of outstanding awards granted under the 2010 Plan.

(4)	Shares of common stock reserved for issuance under the ESPP consist of 10,000,000 shares of common stock initially available for future grants under the ESPP.

(5)

Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices for the Registrant’s common stock as reported on the New York Stock Exchange on February 15, 2011.

(6)

Represents 12,299,910 shares of common stock subject to outstanding awards under the 2006 Plan as of February 15, 2011. Any such shares of common stock that are subject to awards under the 2006 Plan which are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2006 Plan instead will be available for issuance under the 2010 Plan. See footnote 2 above.

(7)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $5.64 per share for outstanding awards granted under the 2006 Plan.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Demand Media, Inc. is sometimes referred to as “the Registrant,” “we,” “us” or “our.”

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information.  We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)   The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on January 25, 2011, relating to the registration statement on Form S-1, as amended (Registration No. 333-168612) and to the registration statement on Form S-1, as amended (Registration No. 333-171868), which contain the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)   The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-35048), filed by the Registrant with the SEC under Section 12(b)

of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 21, 2011, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Our amended and restated bylaws further provide for the advancement of expenses to each of our officers and directors.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our amended and restated certificate of incorporation or amended and restated bylaws.

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our amended and restated certificate of incorporation or amended and restated bylaws.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

Exhibit No.	Description of Document
4.01**	Amended and Restated Certificate of Incorporation of Demand Media, Inc., dated January 28, 2011

4.02**	Amended and Restated Bylaws of Demand Media, Inc.

4.03****	Form of Demand Media, Inc. Common Stock Certificate

4.04*	Third Amended and Restated Stockholders’ Agreement, by and among Demand Media, Inc., and the stockholders listed on Exhibit A thereto, dated March 3, 2008

4.05***	Amendment No. 1 to Third Amended and Restated Stockholders’ Agreement, dated October 21, 2010

5.01	Opinion of Latham & Watkins LLP

23.01	Consent of Latham & Watkins LLP (included in Exhibit 5.01)

23.02	Consent of Independent Registered Public Accounting Firm

24.01	Power of Attorney (included in the signature page to this registration statement)
99.1*	Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, adopted April 2006, amended and restated June 26, 2008

99.2*	First Amendment to the Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, dated June 1, 2009

99.3*	Demand Media, Inc. 2010 Incentive Award Plan, adopted August 3, 2010

99.4***	Demand Media, Inc. 2010 Employee Stock Purchase Plan, dated September 27, 2010

*	Incorporated by reference to our Registration Statement on Form S-1, filed on August 6, 2010 (No. 333-168612).
**	Incorporated by reference to our Registration Statement on Amendment No. 2 to Form S-1, filed on October 12, 2010 (No. 333-168612).
***	Incorporated by reference to our Registration Statement on Amendment No. 3 to Form S-1, filed on October 29, 2010 (No. 333-168612).
****	Incorporated by reference to our Registration Statement on Amendment No. 4 to Form S-1, filed on December 21, 2010 (No. 333-168612).

Item 9.   Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 18th day of February, 2011.

DEMAND MEDIA, INC.

By:	/s/ Richard M. Rosenblatt
Richard M. Rosenblatt
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard M. Rosenblatt and Charles S. Hilliard, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

/S/ RICHARD M. ROSENBLATT	Chairman and Chief Executive Officer (Principal
Richard M. Rosenblatt	Executive Officer)

/S/ CHARLES S. HILLIARD	President and Chief Financial Officer (Principal
Charles S. Hilliard	Financial Officer)

/S/ MICHAEL L. ZEMETRA	Senior Vice President and Controller (Controller)
Michael L. Zemetra

/S/ FREDRIC W. HARMAN	Director
Fredric W. Harman

/S/ VICTOR E. PARKER	Director
Victor E. Parker

/S/ GAURAV BHANDARI	Director
Gaurav Bhandari

/S/ JOHN A. HAWKINS	Director
John A. Hawkins

Name	Title
/S/ JAMES R. QUANDT	Director
James R. Quandt

/S/ PETER GUBER	Director
Peter Guber

/S/ JOSHUA G. JAMES	Director
Joshua G. James

/S/ ROBERT R. BENNETT	Director
Robert R. Bennett

INDEX TO EXHIBITS

Exhibit No.	Description of Document
4.01**	Form of Amended and Restated Certificate of Incorporation of Demand Media, Inc., dated January 28, 2011

4.02**	Form of Amended and Restated Bylaws of Demand Media, Inc.

4.03****	Form of Demand Media, Inc. Common Stock Certificate

4.04*	Third Amended and Restated Stockholders’ Agreement, by and among Demand Media, Inc., and the stockholders listed on Exhibit A thereto, dated March 3, 2008

4.05***	Amendment No. 1 to Third Amended and Restated Stockholders’ Agreement, dated October 21, 2010

5.01	Opinion of Latham & Watkins LLP

23.01	Consent of Latham & Watkins LLP (included in Exhibit 5.01)

23.02	Consent of Independent Registered Public Accounting Firm

24.01	Power of Attorney (included in the signature page to this registration statement)
99.1*	Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, adopted April 2006, amended and restated June 26, 2008

99.2*	First Amendment to the Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, dated June 1, 2009

99.3*	Demand Media, Inc. 2010 Incentive Award Plan, adopted August 3, 2010

99.4***	Demand Media, Inc. 2010 Employee Stock Purchase Plan, dated September 27, 2010

*	Incorporated by reference to our Registration Statement on Form S-1, filed on August 6, 2010 (No. 333-168612).
**	Incorporated by reference to our Registration Statement on Amendment No. 2 to Form S-1, filed on October 12, 2010 (No. 333-168612).
***	Incorporated by reference to our Registration Statement on Amendment No. 3 to Form S-1, filed on October 29, 2010 (No. 333-168612).
****	Incorporated by reference to our Registration Statement on Amendment No. 4 to Form S-1, filed on December 21, 2010 (No. 333-168612).